Coopers
& Lybrand

                       Consent of Independent Accountants





To the Trustees of Scudder Investment Trust:



     We consent to the incorporation by reference in Post-Effective Amendment No. 90 to the Registration Statement of Scudder Investment Trust on Form N-1A, of our report dated December 2, 1997 on our audit of the financial statements and financial highlights of Scudder Large Company Growth (formerly Scudder
Quality Growth Fund), which report is included in the Annual Report to Shareholders for the year ended October 31, 1997 which is incorporated by reference in the Post-Effective Amendment to the Registration Statement.



     We also consent to the reference to our Firm under the caption, "Experts."






                                                     /s/Coopers & Lybrand L.L.P.
Boston, Massachusetts                                   Coopers & Lybrand L.L.P.
February 19, 1998